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                                                                     EXHIBIT 5.1

                            FOLEY, HOAG & ELIOT LLP
                             ONE POST OFFICE SQUARE
                        BOSTON, MASSACHUSETTS 02109-2170
                                  ------------
                             TELEPHONE 617-832-1000
                             FACSIMILE 617-832-7000
                               http://www.fhe.com


                                                              August 25, 1998



DynaGen, Inc.
Riverside Technology Center
840 Memorial Drive, 4th Floor
Cambridge, MA 02139

Gentlemen:

         We are familiar with the Registration Statement on Form S-3 (the "Registration Statement") to which this opinion is an exhibit, to be filed by DynaGen, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended.
The Registration Statement relates to the proposed public offering by securityholders of the Company of a total of 11,580,921 shares (the "Shares") of the Company's common stock, $0.01 par value per share ("Common Stock"), held by such securityholders or issuable upon conversion of shares of Series C Preferred Stock, $0.01 par value per share ("Series C Stock") Series D Preferred Stock, $.01 par value per share ("Series D Stock") and warrants of the Company held by such securityholders.

         In arriving at the opinion expressed below, we have examined and relied on the following documents:

                  (1) the Restated Certificate of Incorporation and By-laws of the Company, each as amended as of the date hereof; and

                  (2) records of meetings and consents of the Board of Directors of the Company provided to us by the Company.

In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below. In such examination, we have assumed, without independent verification, the genuineness of all signatures (whether original or


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DynaGen, Inc.
August 25, 1998
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photostatic), the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified or photostatic copies.

         In rendering the following opinion, we have further assumed that the consideration received by the Company in respect of each Share will be no less than its par value.

         Based upon and subject to the foregoing, it is our opinion that; 1:The outstanding shares have been legally issued and are fully paid and non-assesable. 2: With respect to the Conversion Shares the Company has taken all necessary corporate action required to authorize the issuance of said Shares, and when said Shares are issued upon receipt of consideration therefor, and when certificates for the same have been duly executed and countersigned and delivered, said Shares will be legally issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                            Very truly yours,

                                            FOLEY, HOAG & ELIOT LLP


                                            By: /s/ David A. Broadwin
                                                -------------------------------
                                                A Partner